Exhibit 99.1

Company Contact:                            Media Contact:
Laura Edling                                Sam Reinhardt
SEI                                    Prosek Partners
+1 610-676-3827                            +1 212-279-3115 x244
ledling@seic.com                             sreinhardt@prosek.com
Pages:        2

FOR IMMEDIATE RELEASE

SEI NAMES PAUL KLAUDER AS NEW HEAD OF INSTITUTIONAL GROUP

Former Head of Sales for Institutional Group Brings More than 20 Years of Experience in
Institutional Investing to New Role

OAKS, Pa., Feb. 3, 2016 - SEI (NASDAQ: SEIC) announced today that Paul Klauder, formerly head of sales for SEI’s Institutional Group, has been named Executive Vice President of SEI and Head of the SEI Institutional Group. Klauder takes over the position from Edward D. Loughlin, who retired on January 31, 2016, after more than 36 years with the company.

Prior to his appointment, Klauder oversaw business development for the North American institutional investing market. He has been at the forefront of expanding new market opportunities and solutions across SEI’s Institutional market segments. Klauder has worked directly for Loughlin since 1999 after previous roles with the company in managing business development for the Mid-Atlantic and Midwest regions and direct institutional selling in the Mid-Atlantic region. He joined SEI from Arthur Andersen, where he worked as a Certified Public Accountant specializing in financial service audits and employee benefit plan reviews and consultations.

“We were privileged to have Ed at the helm of our Institutional business for so long and wish him the very best as he begins this new chapter in his life,” said Alfred P. West, Jr., Chairman and CEO of SEI. “I am extremely confident in Paul’s abilities to lead this business going forward. Paul has been an integral part of SEI’s Institutional Group and has played a major role in turning what was a new business at SEI in the 1990s, into a market-leading asset management and solutions business for institutional investors.”

“It’s been a great experience to work alongside Ed and the rest of my Institutional colleagues for the last 22 years,” Klauder said. “I’m humbled to have been selected for this position and look forward to continued success with our team as we look to adapt our solutions and capabilities to an ever-evolving, global institutional marketplace. We have an extremely strong management team in place and many accomplished professionals to help us proactively service and develop our institutional relationships.”

About SEI’s Institutional Group
SEI’s Institutional Group is one of the first and largest global providers of outsourced investment management services. The company delivers integrated retirement, healthcare and nonprofit solutions to

Exhibit 99.1

470 clients in eight countries. Our solutions are designed to help clients meet financial objectives, reduce business risk and fulfill their due diligence requirements through implemented strategies for the management of defined benefit plans, defined contribution plans, endowments, foundations and board designated funds. For more information visit: seic.com/institutions.

About SEI
SEI (NASDAQ:SEIC) is a leading global provider of investment processing, investment management, and investment operations solutions that help corporations, financial institutions, financial advisors, and ultra-high-net-worth families create and manage wealth. As of December 31, 2015, through its subsidiaries and partnerships in which the company has a significant interest, SEI manages or administers $670 billion in mutual fund and pooled or separately managed assets, including $262 billion in assets under management and $408 billion in client assets under administration. For more information, visit seic.com.